Exhibit 21.1

SUBSIDIARIES

OF

MESO NUMISMATICS INC.

A NEVADA CORPORATION

Entity	Jurisdiction of Incorporation or Organization	% Ownership

Global Stem Cell Group Inc.	Florida	100%

SUBSIDIARIES

OF

GLOBAL STEM CELLS GROUP INC.

A FLORIDA CORPORATION

Entity	Jurisdiction of Incorporation or Organization	% Ownership

Cellular Hope Institute.	Mexico	100%